Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eagle Bancorp Montana, Inc. (the “Company”) of our report dated March 8, 2023, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Everett, Washington

June 7, 2023